UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 4, 2010 (January 31, 2010)

Ampal-American Israel Corporation
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	0-538 (Commission File Number)	13-0435685 (IRS Employer Identification No.)
555 Madison Avenue New York, NY, USA (Address of principal executive offices)	10022 (Zip Code)
(866) 447-8636 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

The information relating to the Credit Facility and the Loan Agreement (both as defined below) contained in Item 2.01 in this Current Report on Form 8-K is hereby incorporated by reference.

Item 2.01                      Completion of Acquisition or Disposition of Assets.

Acquisition of 012 Smile

On January 31, 2010, Ampal-American Israel Corporation (the “Company”), through its indirect wholly owned subsidiary Merhav Ampal Energy Ltd. (“MAE”) and MAE's wholly owned subsidiary 012 Smile Telecom Ltd. ("012 Smile Telecom," formerly Ampal Investments and Communications 2009 Ltd.), completed its previously announced purchase of the current on-going business of 012 Smile Communications Ltd. (“012 Smile”) for 1.2 billion New Israeli Shekels, or approximately $322 million, pursuant to an Asset Purchase Agreement (the "Agreement") between MAE (on behalf of 012 Smile Telecom) and 012 Smile dated November 16, 2009, as amended on January 26, 2010. The Company, through its subsidiaries, acquired substantially all the assets and liabilities of 012 Smile, including all of its customer and supplier agreements, management, employees, infrastructure, equipment and other assets, but excluding (i) certain retained cash and other customary excluded assets, (ii) the rights and obligations of 012 Smile related to the acquisition of Bezeq – The Israeli Telecommunications Corporation Ltd. and (iii) certain indebtedness and other liabilities.  Prior to closing the acquisition, 012 Smile Telecom received all required licenses for the conduct of the business from the Israeli Minister of Communication.

012 Smile is a leading provider of communication services in Israel, offering a wide range of broadband and traditional voice services. 012 Smile’s broadband services include broadband Internet access with a suite of value-added services, specialized data services and server hosting, as well as new innovative services such as local telephony via voice over broadband and a WiFi network of hotspots across Israel. Traditional voice services include outgoing and incoming international telephony, hubbing, roaming and signaling and calling card services. 012 Smile services residential and business customers, as well as Israeli cellular operators and international communication services providers through its integrated multipurpose network, which allows 012 Smile to provide services to almost all of the homes and businesses in Israel.

Financing of the Acquisition

The Company financed the transaction with a combination of (i) available cash, (ii) the proceeds of a new credit facility, dated January 31, 2010 (the “Credit Facility”), between 012 Smile Telecom, Bank Leumi Le'Israel B.M. ("Leumi") and Israel Discount Bank Ltd. ("Discount," and together with Leumi, the "Bank Lenders"), for 800 million New Israeli Shekels, (approximately $215 million) and (iii) a loan agreement, dated January 31, 2010 (the "Loan Agreement"), between MAE, 012 Smile Telecom, Harel Insurance Company Ltd. and its affiliates (collectively, "Harel") and Menora Mivtachim Insurance Ltd. and its affiliates (collectively, "Menora," and together with Harel, the "Institutional Lenders"), for 220 million New Israeli Shekels (approximately $59 million).

Credit Facility

The loan under the Credit Facility was funded 80% by Leumi and 20% by Discount. Leumi was appointed arranger on behalf of the Bank Lenders. The Credit Facility, denominated in New Israeli Shekels, is divided into three tranches as follows: 500 million New Israeli Shekels (or approximately $134 Million), 200 million New Israeli Shekels (or approximately $54 Million) and 100 million New Israeli Shekels (or approximately $27 Million), respectively, which are subject to the following terms:

•
The first tranche matures in 2017, with the principal payable in fourteen equal semi-annual installments, with the first payment due on July 31, 2010. The interest on the first tranche accrues at a rate of 4.2% per year, payable every three months, with the first payment due on April 30, 2010. The principal and interest payments are linked to the Israeli consumer price index.

•
The second tranche has no principal payments until maturity in 2017, when a single balloon payment will become due. The interest on the second tranche accrues at a rate of 5.1% per year, payable every three months, with the first payment due on April 30, 2010.  The principal and interest payments are linked to the Israeli consumer price index.

•
The third tranche is a revolving loan for terms of three, six or twelve months, at the discretion of 012 Smile Telecom, provided that the final maturity of the loan is no later than July 31, 2013. The interest on the third tranche is based on the prime interest plus a spread and accrues at a rate of prime plus 0.75% per year, is payable every three months, with the first payment due three months after receipt of the relevant loan amount.

The Credit Facility contains customary affirmative and negative covenants for credit facilities of this type, including, among others, (i) providing the Bank Lenders with certain financial information, (ii) the maintenance by 012 Smile Telecom of a minimum EBIDTA, (iii) the maintenance by 012 Smile Telecom of certain debt service ratios, (iv) the maintenance by 012 Smile Telecom of certain minimum debt to EBIDTA ratios, (v) limitations on distributions and dividends to stockholders by 012 Smile Telecom, subject to certain exceptions, and (vi) ensuring that 012 Smile Telecom remain the sole owner of the acquired business of 012 Smile and that it not make any material changes to the business or to its corporate structure.

The Credit Facility provides for customary events of default, including, among others, failure to pay any principal or interest when due, failure to comply with covenants, any material representation or warranty made by 012 Smile Telecom proving to be false in any material respect, certain bankruptcy, insolvency or receivership events affecting the Company, 012 Smile Telecom or their respective affiliates, defaults relating to certain other indebtedness, revocation of a permit or license required in the operations of 012 Smile Telecom's business, the merger, spin-off or the like of 012 Smile Telecom, the Company or affiliates thereof, imposition of certain judgments and a change in control of the Company or 012 Smile Telecom.

012 Smile Telecom's rights and assets have been pledged to the Bank Lenders as security for the Credit Facility. The Company and MAE have also guaranteed all the obligations of 012 Smile Telecom under the Credit Facility, as well as up to 43 million New Israeli Shekels (or approximately $11.5 Million) of additional credit from the Bank Lenders. MAE also pledged to the Bank Lenders all the equity it holds in, or debt owed to it by, 012 Smile Telecom.  In addition, the Company agreed with the Bank Lenders to comply with certain covenants during the period of its guarantee, including, among others, to maintain a minimum stockholders' equity and a maximum ratio of net indebtedness to net capitalization, and that Mr. Yosef A. Maiman remain the controlling stockholder of the Company.

Loan Agreement

Pursuant to the Loan Agreement, the 220 Million New Israeli Shekels (or approximately $59 Million) principal of the loan is payable in equal semi-annual installments on January 31 and July 31 of each year, with the first payment due on January 31, 2012. The interest on the loan accrues at a rate of 7% per year, payable in equal semi-annual installments on January 31 and July 31 of each year, with the first payment due on January 31, 2011.  The principal and interest payments are linked to the Israeli consumer price index.  The loan is also subject to a semi-annual fee at a rate of 0.5% of the unpaid principal and a semi-annual fee based, among other things, on the EBIDTA of 012 Smile Telecom.

012 Smile Telecom's rights and assets will be pledged (subject to the approval for such pledge by the Israeli Minister of Communication)  to the Institutional Lenders as security for the Loan Agreement.  MAE also pledged to the Institutional Lenders all the equity and debt it holds in or is owed by 012 Smile Telecom. The Company has also guaranteed all the obligations of 012 Smile Telecom under the Loan Agreement. An amount of 20 million New Israeli Shekels (or approximately $5.3 Million) from the loan amount was also deposited in a special account, which was pledged by MAE in favor of the Institutional Lenders.

The Loan Agreement contains customary affirmative and negative covenants for credit facilities of this type, including, among others, (i) the maintenance of minimum stockholders' equity in the Company, (ii) the maintenance by the Company of a maximum ratio of net indebtedness to net capitalization, (iii) the maintenance by 012 Smile Telecom of a maximum ratio of indebtedness to EBIDTA, (iv) certain limitations on payment of management fees to the control holders of 012 Smile Telecom, (v) providing the Institutional Lenders with certain financial information, and (vi) mandatory pre-payment obligations in the event of certain dispositions by MAE. In addition, the Company has agreed not to distribute any dividends prior to the first interest payment date under the Loan Agreement, which is January 31, 2012.

           The Loan Agreement provides for customary events of default, including, among others, failure to pay any principal or interest when due, failure to comply with covenants, any material representation or warranty made by MAE or 012 Smile Telecom proving to be false in any material respect, certain bankruptcy, insolvency or receivership events affecting the Company, MAE or 012 Smile Telecom, defaults relating to certain other indebtedness (including indebtedness to the Bank Lenders), Mr. Yosef A. Maiman, ceasing to be a controlling stockholder of the Company, revocation of a permit or license required in the operations of 012 Smile Telecom's business, imposition of certain judgments, a sale of the business or assets of MAE or 012 Smile Telecom, a change in control of MAE in 012 Smile Telecom and a downgrading of the Company's publicly traded notes by Israeli domestic rating agencies to BB+ or less or revocation of such rating.

The foregoing descriptions of the Agreement, the Credit Facility and the Loan Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the transaction documents, which the Company intends to file as exhibits to its next annual report on Form 10-K.

A copy of the Company’s press release announcing the closing of this transaction is attached hereto as Exhibit 99.1 and is incorporated in this report by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.

The information relating to the Credit Facility and to the Loan Agreement contained in Item 2.01 in this Current Report on Form 8-K is hereby incorporated by reference.

Item 8.01	Other Events.

The Company currently plans to hold its 2010 Annual Meeting of Shareholders (the “2010 Annual Meeting”) on May 5, 2010. The date of the 2010 Annual Meeting will occur more than thirty (30) days before the anniversary of the Company’s 2009 Annual Meeting of Shareholders. As a result, the Company has set new deadlines for the receipt of any shareholder proposals.

Rule 14a-8 Shareholder Proposal Deadline

For shareholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to be presented at our 2010 Annual Meeting and included in the Company’s proxy statement, such proposals must be submitted and received by the Secretary of the Company at our principal offices, Ampal-American Israel Corporation, 555 Madison Avenue, New York, NY 10022, by the close of business on March 15, 2010, which we believe is a reasonable time before we will begin to print and send our proxy materials. Such proposals will need to comply with the rules of the Securities and Exchange Commission regarding the inclusion of shareholder proposals in the Company’s proxy statement, and may be omitted if not in compliance with applicable requirements.

Timely Notice under Rule 14a-4(c)

If a shareholder wishes to submit a proposal outside of Rule 14a-8, which is not intended to be included in the Company’s proxy statement, in order for such proposal to be considered “timely” for the purposes of Rule 14a-4(c) under the Exchange Act (relating to the circumstances under which a proxy may confer discretionary authority to vote on certain matters), the proposal must be received at the above address not later than March 15, 2010, which we believe is a reasonable time before we will begin to send our proxy materials for the 2010 Annual Meeting.

The Company recommends that shareholders submit their proposals by means that permit them to prove the date of delivery, such as by certified mail with return receipt requested.

Item 9.01                      Financial Statements and Exhibits.

(a)           Financial Statements:

The financial statements required by Item 9.01(a) of Form 8-K were filed by the Company on Form 8-K/A on December 8, 2009 as Exhibits 99.1 and 99.2 thereto.

(b)           Pro Forma Financial Information:

The pro forma financial information required by Item 9.01(b) of Form 8-K were filed by the Company on Form 8-K/A on December 8, 2009 as Exhibit 99.3 thereto.

(d)           Exhibits:

EXHIBIT	DESCRIPTION
99.1	Press release of Ampal-American Israel Corporation, dated January 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPAL-AMERICAN ISRAEL CORPORATION

Date: February 4, 2010	By:	/s/ Yoram Firon
Name: Yoram Firon
Title: Vice President - Investments and Corporate Affairs

EXHIBIT INDEX

EXHIBIT	DESCRIPTION
99.1	Press release of Ampal-American Israel Corporation, dated January 31, 2010.